Neonode Inc. Announces Return of Per Bystedt as Chief Executive Officer and President

STOCKHOLM, SWEDEN, May 27, 2008 - Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today announced that Mr. Per Bystedt, Chairman of the Board of Directors, has assumed the role as Chief Executive Officer and President of Neonode. Mr. Mikael Hagman resigned as Chief Executive Officer and President of the Company effective May 22, 2008. Mr. Hagman also resigned from the Company’s Board of Directors.

Mr. Bystedt will act as Chief Executive Officer on an interim basis while a search is conducted for Mr. Hagman’s permanent replacement. Mr. Hagman has agreed to assist the Company in a non-executive capacity for such time as may be requested by the Board of Directors. Mr. Hagman has served as the Company’s Chief Executive Officer and President since March 2007. Mr. Bystedt served as the Company’s Chief Executive Officer and President in 2005 and 2006.

Mr. Bystedt commented, “Neonode has been in the forefront of touch screen technology since 2002 when it launched its first optical touch screen mobile phone, the Neonode N1. Continuous advancements have been made since that time. The Neonode N2, the company’s latest, widely acclaimed mobile phone is the product of the enhanced zforce™ touch screen technology and neno™ user interface.”

“We believe Neonode has the vital knowledge, drive and superior technology needed to secure its success. The Company is now moving forward, aligned with all major stakeholders, focusing on additional sales of the Neonode N2 and the licensing and further development of its technology.” Mr. Bystedt continued, “We strongly believe that our technologies offer features and capabilities currently unavailable on any of the other existing touch screen technologies.”

Mr. Bystedt made his first investment in Neonode in 2004 and remains a major shareholder in the Company.  Recently Mr. Bystedt invested $450,000 in a private placement the Company closed with other accredited investors on May 21, 2008.

Mr. Bystedt has held leadership positions at a number of companies, including Razorfish, Inc. where he was the Chairman of the Board of Directors from 1999 through 2000. Since 1997, Mr. Bystedt has been the Chief Executive Officer of Spray AB, an internet investment company. From 1998 through the present, Mr. Bystedt has served as a member of the Board of Directors of Axel Johnson AB a diversified Swedish trading company.

About Neonode Inc.
Neonode Inc is a world leading company specialized in optical finger based touch screen technology.  The company designs and develops mobile phones under its own brand and licenses its patented touch screen technologies, zForce™ and neno™ to third parties. Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, California, USA. For more information, visit www.neonode.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

For more information:

Karin Lehmann Nilsson, Information Manager
Neonode
Tel: +46 8 678 18 50

David W. Brunton, Chief Financial Officer
Neonode
Tel: 925-355-7700